                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                             INACOM CORP.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
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     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
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/ /  Check box if any part of the fee is offset as provided by Exchange Act Rule
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
                                   NOTICE OF
                                 ANNUAL MEETING
                                OF STOCKHOLDERS

                                PROXY STATEMENT

                                  INACOM CORP.
                            FARNAM EXECUTIVE CENTER
                               10810 FARNAM DRIVE
                             OMAHA, NEBRASKA 68154
                                 (402) 392-3900

                                     [LOGO]

                                     [LOGO]

                               NOTICE OF MEETING

To INACOM CORP. Stockholders:

  The annual meeting of stockholders of InaCom Corp. will be held on April 23, 1998 at 9:00 A.M. local time, at the Omaha Community Playhouse, 6915 Cass Street, Omaha, Nebraska 68132.

  We hope you will be able to attend this year's Stockholders' Meeting. If you do not expect to be present and wish your stock to be voted, please sign, date and mail the enclosed proxy form. If you later decide to attend the meeting, you may withdraw your proxy at that time and vote your shares in person.

  Matters to be considered by the stockholders:
    Item 1. Election of Directors.
    Item 2. Approval of the appointment of independent accountants for fiscal year 1998.

  Stockholders of record as of the close of business on March 2, 1998 are eligible to vote at the annual Stockholders' Meeting.

                                         By order of the Board of Directors.

                                                       [SIGNATURE]
                                         MICHAEL A. STEFFAN,
                                         Secretary
March 18, 1998

                                PROXY STATEMENT
            ANNUAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 23, 1998

To our Stockholders:

  The Board of Directors of InaCom Corp. ("InaCom" or "Company") solicits your proxy in the form enclosed for use at the Annual Meeting of Stockholders to be held on Thursday, April 23, 1998.

  Stockholders of record at the close of business on March 2, 1998 are entitled to vote at the meeting. The Company at March 2, 1998 had issued and outstanding 14,938,135 shares of common stock. All holders of common stock are entitled to one vote for each share of stock held by them. The presence of a majority of the outstanding shares of common stock, represented in person or by proxy at the meeting, will constitute a quorum. Shares represented by proxies that are marked "abstain" will be counted as shares present for purposes of determining the presence of a quorum. Proxies relating to "street name" shares that are voted by brokers on some matters will be treated as shares present for purposes of determining the presence of a quorum, but will not be treated as shares entitled to vote at the annual meeting on those matters as to which authority to vote is withheld by the broker ("broker non-votes").

  The nine nominees receiving the highest vote totals will be elected as directors of InaCom. Accordingly, abstentions and broker non-votes will not affect the outcome of the election of directors. All other matters to be voted on will be decided by the affirmative vote of a majority of the shares present or represented at the meeting and entitled to vote. On any such matter, an abstention will have the same effect as a negative vote. A broker non-vote will not be counted as an affirmative vote or a negative vote because shares held by brokers will not be considered entitled to vote on matters as to which the brokers withhold authority.

  A stockholder giving a proxy may revoke it before the meeting by mailing a signed instrument revoking the proxy to: Secretary, InaCom Corp., Farnam Executive Center, 10810 Farnam Drive, Omaha, Nebraska 68154. To be effective, the revocation must be received by the Secretary before the date of the meeting. A stockholder may attend the meeting in person, and at that time withdraw the proxy and vote in person. This proxy statement is being mailed to stockholders on or about March 18, 1998.

  The cost of solicitation of proxies, including the cost of reimbursing banks and brokers for forwarding proxies and proxy statements to their principals, will be borne by the Company.

                              CERTAIN STOCKHOLDERS

  The following table sets forth information relating to the beneficial ownership of the Company's common stock by each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of common stock, by each director, by each of the executive officers named in the Summary Compensation Table, and by all directors and executive officers as a group:

                                                     BENEFICIAL
                                                      OWNERSHIP        PERCENT
NAME OF BENEFICIAL OWNER                         AS OF MARCH 2, 1998   OF CLASS
-----------------------------------------------  -------------------   --------
Amvescap PLC (Invesco, Inc.) ..................      1,113,100(1)          7.5%
11 Devonshire Square
London, England
T. Rowe Price Associates, Inc. ................      1,066,000(2)          7.1%
100 East Pratt Street
Baltimore, Maryland 21202
Legg Mason, Inc. ..............................      1,049,579(3)          7.0%
100 Light Street
Baltimore, Maryland 21202
FMR Corp. (Fidelity Management & Research              981,400(4)          6.6%
Company) ......................................
82 Devonshire Street
Boston, Massachusetts 02109
Rick Inatome ..................................        289,050(5)(6)       1.9%
1800 West Maple Road
Troy, Michigan 48084
Joseph Inatome ................................        289,050(5)(6)       1.9%
4957 Mt. Pleasant Lane
Las Vegas, Nevada 89113
Bill Fairfield.................................        310,150(5)          2.0%
Robert Schultz.................................         36,525(5)             *
George DeSola..................................         18,800(5)             *
David Guenthner................................         56,335(5)             *
Michael Steffan................................         65,261(5)             *
All Executive Officers and Directors as a Group        870,182(5)          5.7%
(19 persons)...................................

  * Less than 1% of outstanding common stock. See "Election of Directors" for stock ownership information on certain other directors.

  (1)Based on a Schedule 13G, dated February 9, 1998 filed by Amvescap PLC with the Securities and Exchange Commission.

  (2)Based on a Schedule 13G, dated February 12, 1998 filed by T. Rowe Price, Inc. with the Securities and Exchange Commission.

  (3)Based on a Schedule 13G, dated February 11, 1998 filed by Legg Mason, Inc. with the Securities and Exchange Commission.

  (4)Based on a Schedule 13G, dated February 14, 1998 filed by FMR Corp. with the Securities and Exchange Commission.

  (5)Beneficial ownership includes shares which the persons indicated have, or within sixty days of March 2, 1998 will have, the right to acquire through the exercise of stock options as follows: Bill Fairfield 156,225 shares; Rick Inatome 62,281 shares; Joseph Inatome 1,000 shares; Robert Schultz 29,600 shares; George DeSola 13,000 shares; David Guenthner 41,600 shares; Mike Steffan 45,400 shares; and all directors and executive officers as a group, 383,440 shares.

  (6)Beneficial ownership for Rick Inatome and Joseph Inatome each includes 225,769 shares which Rick Inatome and Joseph Inatome, acting together, are empowered to vote pursuant to the terms of a September 1993 voting agreement (the "1993 Voting Agreement"), as reported on Schedule 13D, as amended, filed with the Securities and Exchange Commission. The following shares are subject to the 1993 Voting Agreement: 108,879 shares owned directly by Rick Inatome, 1,122 shares owned by Rick Inatome and Joyce Inatome, 1,122 shares owned by Joyce Inatome under Uniform Gifts to Minors Act, 70,293 shares owned directly by Joseph Inatome, 34,353 shares owned directly by Nan Inatome, and 10,000 shares owned jointly by Rick Inatome and Nan Inatome. The 1993 Voting Agreement terminates on September 30, 2003. Joseph Inatome and Nan Inatome are the parents of Rick Inatome.

                             ELECTION OF DIRECTORS

  The Company's Board of Directors is elected on an annual basis. There are currently nine directors.

  The following table sets forth the Company's nominees for the Board of Directors. Each nominee is a member of the present Board of Directors.

                                                                                               COMMON STOCK OWNED
                                                                                               BENEFICIALLY AS OF
                                                                                                 MARCH 2, 1998
                                                                                              --------------------
                                                                                    DIRECTOR  NUMBER OF   PERCENT
NOMINEE FOR DIRECTOR AND PRINCIPAL OCCUPATION OR EMPLOYMENT                          SINCE     SHARES     OF CLASS
----------------------------------------------------------------------------------  --------  ---------   --------
Joseph Auerbach, Age 81...........................................................  9/14/87   13,200        *
Professor of Business Administration, Emeritus, at the Harvard Business School;
Counsel to the firm of Sullivan & Worcester, Boston; Director, National Benefit
Life.
Mogens C. Bay, Age 49.............................................................   3/4/97    2,667        *
Chairman and Chief Executive Officer of Valmont Industries, Inc. (metal fabrication); Director, ConAgra, Inc.
James Q. Crowe, Age 48............................................................  8/21/97   13,000        *
President and Chief Executive Officer of Level 3 Communications, Inc. (local and long distance fiber carrier); Director, Kiewit Diversified Group Inc., Peter
Kiewit Sons' Inc., RCN Corporation, Commonwealth Telephone Enterprises, Inc.
Bill L. Fairfield, Age 51.........................................................   3/1/85   310,150(1)    2.0%
President and Chief Executive Officer of Inacom since March 1985; Director, The
Buckle, Inc., SITEL Corp., International Computer Group (ICG) Paris.
W. Grant Gregory, Age 57..........................................................  12/17/92   3,700        *
Chairman, Gregory & Hoenemeyer, Inc., Greenwich, CT (merchant banking); Director,
AMBAC Inc., AMBAC Indemnity, Inc., True North Communications., DoubleClick Inc.,
HCIA.
Rick Inatome, Age 44..............................................................   8/6/91   289,050(2)    1.9%
Chairman of the Board of Directors of Inacom; Co-founder, Inacomp Computer
Centers, Inc., in 1976 and its Chief Executive Officer from 1979 to August 1991;
Chairman, Liberty Business and Industrial Development Corp.; Co-Chairman, American
Speedy Printing, Inc.; Director, Atlantic Premium Brands, Inc., Action
Technologies, Inc., R.L. Polk, Saturn Electronics and Engineering, Inc., AAA
Michigan/Wisconsin, Sylvan Learning Systems, Inc., Henry Ford Health Systems.
Joseph Inatome Age 72.............................................................   8/6/91   289,050(2)    1.9%
Co-founder, Inacomp Computer Centers, Inc., and an executive officer until July
1989 and Director until August 1991; Chairman of the Board of Directors, American
Speedy Print.
Gary Schwendiman, Age 57..........................................................   7/8/87    7,200        *
Professor of Management in the College of Business at the University of
Nebraska-Lincoln; Dean of the College of Business at the University of
Nebraska-Lincoln from 1977 to 1994; Director, The Gallup Organization, Inc.,
Security Mutual Life Insurance Co
Linda S. Wilson, Age 62...........................................................   3/4/97    2,667        *
President of Radcliffe College; Director, Citizens Financial Group, Value Line,
Inc.; Trustee, Massachusetts General Hospital Corporation.

  *  Less than 1% of outstanding common stock.

  (1)Beneficial ownership for Mr. Fairfield includes 156,225 shares which he has, or will have within sixty days of March 2, 1998, the right to acquire through the exercise of stock options.

  (2)See notes (5) and (6) under Certain Stockholders.

  It is intended that proxies will be voted for the election of these nominees. In the event any nominee should become unavailable, which the Board of Directors has no reason to believe will be the case, the proxy holders will have discretionary authority in that instance to vote the proxies for a substitute.

                      DIRECTORS MEETINGS AND COMPENSATION

  The Board of Directors meets on a regularly scheduled basis. The Board of Directors met ten times during 1997, including four meetings via teleconferences.

  The Board of Directors has assigned certain responsibilities to committees. The Audit Committee, which met six times in 1997, is responsible for recommending to the Board of Directors, subject to stockholder approval, the independent certified public accounting firm to be retained each year. The Audit Committee meets periodically with the certified public accountants and management to review performance. Members of the Audit Committee are Joseph Auerbach (Chairman), Joseph Inatome, Gary Schwendiman, and Linda Wilson.

  The Compensation Committee, which met four times in 1997, including one meeting via teleconference, determines the amounts and types of remuneration to be paid to management employees. Members of the Compensation Committee are W. Grant Gregory (Chairman), Joseph Auerbach, Gary Schwendiman, and Mogens Bay.

  The Nominating Committee, which met two times in 1997, identified and recommended candidates for election as directors of the Company. Members of the Nominating Committee during 1997 were Joseph Auerbach (Chairman), Grant Gregory, Joseph Inatome, and Linda Wilson.

  The Corporate Governance Committee was established in August 1997. The Committee, which met one time during 1997, was comprised of Linda Wilson (Chair), Joseph Inatome, and James Crowe. In January 1998, the Board of Directors combined the Nominating Committee and the Corporate Governance Committee into the Nominating and Corporate Governance Committee, whose members are the same as the prior Corporate Governance Committee. The Nominating and Corporate Governance Committee recommends to the Board (i) nominees for election as directors, (ii) adoption of principles and rules of corporate governance,
(iii) processes for periodic evaluation of the Chief Executive Officer, and (iv) proposals for establishment of Board committees and the composition thereof. With respect to its nominating function, the Committee's policy is to consider qualified candidates, including those submitted by stockholders. Stockholders may recommend candidates by writing to the Corporate Secretary.

  Directors who are not employees of InaCom receive fees of $20,000 per annum plus $1,250 per meeting attended ($500 for meetings via telephone conference) and the right to designate a charity to receive up to $20,000 of computer equipment annually. The compensation committee chairman receives an additional $250 per compensation committee meeting and the audit committee chairman receives an additional $750 per audit committee meeting. As of June 1997, directors who are not employees of InaCom receive 150 shares of common stock of the Company for each regular Board meeting attended by the director subsequent to the prior annual stockholders' meeting (other than meetings by written consent or telephone conference). Directors Auerbach, Joseph Inatome, and Schwendiman each received 700 shares of common stock and director Gregory received 600 shares of common stock on April 22, 1997.

  Directors who are not employees of InaCom also receive an annual grant of a nonstatutory stock option to acquire 1,000 shares of common stock exercisable at the fair market value of the common stock on the date of the grant. Such grants are made on the date of and immediately following each annual stockholders' meeting. All current nonemployee directors of the Company (except Mr. Crowe, who did not become a director until August 1997) received such an option grant on April 22, 1997. In addition, each nonemployee director who first becomes a director on or after January 1, 1997, receives a one-time grant of a nonstatutory stock option to acquire 5,000 shares of common stock exercisable at the fair market value on the date such person first becomes a director of the Company, with such options becoming exercisable in one-third increments beginning on the first anniversary of the date of the grant. Directors Bay and Wilson received such option grants on March 4, 1997 and Director Crowe received such an option grant on August 21, 1997.

                           SUMMARY COMPENSATION TABLE

  The following Summary Compensation Table shows compensation paid by the Company for services rendered during fiscal years 1997, 1996 and 1995 for the Chief Executive Officer and the other four most highly compensated executive officers of the Company whose salary and bonus exceeded $100,000 in 1997:

                                                                                        LONG-TERM COMPENSATION
                                                                                       -------------------------
                                                               ANNUAL COMPENSATION      RESTRICTED
                                                             ------------------------  STOCK AWARDS   NUMBER OF      ALL OTHER
          NAME AND PRINCIPAL POSITION               YEAR       SALARY      BONUS(3)     AMOUNT(1)      OPTIONS    COMPENSATION(2)
------------------------------------------------  ---------  -----------  -----------  ------------  -----------  ----------------
Bill Fairfield                                         1997  $   424,996  $   948,027            0      200,000      $   75,732
President, Chief Executive                             1996  $   424,035  $   925,742            0            0      $   59,175
Officer and Director                                   1995  $   373,554  $   729,261   $  419,000       12,500      $   43,986

Robert Schultz                                         1997  $   208,654  $   389,878   $   89,950       10,000      $   46,953
Group Executive,                                       1996  $   199,519  $   417,526            0            0      $   33,133
Information Systems                                    1995  $   162,500  $   343,780            0        8,000      $   17,733
Group

George DeSola                                          1997  $   208,654  $   366,381   $   89,950       10,000      $   37,788
Group Executive,                                       1996  $   200,000  $   355,076            0            0      $   30,892
Technology Services                                    1995  $   181,731  $   279,040            0        8,000      $   20,923
Group and President,
Inacom Communications

David Guenthner                                        1997  $   208,654  $   343,885   $   89,950       10,000      $   33,070
Executive Vice President                               1996  $   181,731  $   339,260            0            0      $   26,581
and Chief Financial Officer                            1995  $   175,000  $   261,502            0        8,000      $   15,370

Michael Steffan                                        1997  $   190,192  $   343,637   $   89,950       10,000      $   35,670
President, Distribution                                1996  $   176,923  $   381,572            0            0      $   22,801
and Operations                                         1995  $   152,885  $   292,914            0        8,000      $   11,333

  (1) Mr. Fairfield received a restricted stock award of 55,000 shares in 1995 which vests in installments of 10% annually beginning on January 17, 1996. Mr. Schultz, Mr. DeSola, Mr. Guenthner, and Mr. Steffan each received a restricted stock award of 2,800 shares on February 26, 1998 (based on 1997 performance goals) which vest in installments of 20% annually beginning on April 1, 1998. At the end of fiscal 1997, Mr. Fairfield was the only named executive officer holding restricted shares; the aggregate value of Mr. Fairfield's unvested restricted stock (49,000 shares) valued at the closing price of the Company's Common Stock at December 27, 1997 without giving effect to the diminution of value attributable to the restrictions on such stock, was $1,335,250.

  (2) Amounts reported in this column represent contributions by the Company to the Company's 401 (k) savings plan and the related supplemental savings plan. Company contributions to such plans for 1997, 1996 and 1995, respectively for the named executive officers were: Mr. Fairfield, $59,311, $48,861 and $33,685; Mr. Schultz, $27,335, $26,486 and $11,099; Mr. DeSola, $25,022, $21,557 and
$11,603; Mr. Guenthner, $24,310, $21,302 and $10,125; and Mr. Steffan, $25,409,
$21,143 and $9,715. In addition, this column also includes the amount of the premium paid by the Company in 1997, 1996 and 1995, respectively for split-dollar insurance on the named executive officers under the Company's Executive Death Benefit Plan and the premiums paid by the Company in 1997 for long-term disability coverage on the named executive officers as follows: Mr. Fairfield, $16,421, $10,314 and $10,301; Mr. Schultz, $19,618, $6,647 and
$6,634; Mr. DeSola, $12,766, $9,335 and $9,320; Mr. Guenthner, $8,760, $5,279
and $5,245; and Mr. Steffan, $10,261, $1,658 and $1,618;.

  (3) Bonus compensation includes all amounts payable in 1998 for 1997 services and certain amounts initially based on 1996 and 1995 services but conditional on 1997 performance; payment of certain bonus amounts has been deferred and is contingent on future performance.

                       OPTION GRANTS IN FISCAL YEAR 1997

  The following table sets forth information on grants of stock options pursuant to the InaCom 1997 Stock Plan during the fiscal year ended December 27, 1997, to the executive officers named in the Summary Compensation Table:

                                                                                                      POTENTIAL REALIZABLE VALUE AT
                                                 PERCENT OF                                               ASSUMED ANNUAL RATES
                                                TOTAL OPTIONS                                          OF STOCK PRICE APPRECIATION
                                   NUMBER OF     GRANTED TO      PER SHARE                                 FOR OPTION TERM(2)
                                    OPTIONS     EMPLOYEES IN     EXERCISE                             -----------------------------
              NAME                GRANTED(1)     FISCAL 1997       PRICE         EXPIRATION DATE           5%             10%
--------------------------------  -----------  ---------------  -----------  -----------------------  -------------  --------------
Bill Fairfield                       200,000           29.0%     $   36.56   August 21, 2007          $   4,538,208  $   11,557,476
Robert Schultz                        10,000            1.4%     $   25.00   December 18, 2007        $     154,169  $      393,572
Michael Steffan                       10,000            1.4%     $   25.00   December 18, 2007        $     154,169  $      393,572
George DeSola                         10,000            1.4%     $   25.00   December 18, 2007        $     154,169  $      393,572
David Guenthner                       10,000            1.4%     $   25.00   December 18, 2007        $     154,169  $      393,572

  (1)The options granted to Mr. Fairfield were granted on August 21, 1997 at the fair market price of the Company's common stock on the date of the grant and the options vest in equal installments on the next five anniversary dates. The options granted to Mr. Schultz, Mr. Steffan, Mr. DeSola, and Mr. Guenthner were granted on December 18, 1997 at the fair market price of the Company's common stock on the date of grant and the options vest in installments of 50%, 25%, and 25% on the next three anniversary dates.

  (2)Potential realizable value is based on the assumption that the common stock price appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the ten-year option term. The numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised (if the executive were to sell the shares on the date of exercise), so there is no assurance that the value realized will be at or near the potential realizable value as calculated in this table.

           OPTION EXERCISES IN FISCAL 1997 AND FISCAL YEAR-END VALUES

  The following table sets forth information on aggregate option exercises in the last fiscal year and information with respect to the value of unexercised options to purchase the Company's Common Stock for the executive officers named in the Summary Compensation Table:

                                                       NUMBER
                                                         OF                  NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED
                                                       SHARES                   OPTIONS HELD AT          IN-THE-MONEY OPTIONS HELD
                                                      ACQUIRED                 DECEMBER 27, 1997          AT DECEMBER 27, 1997(1)
                                                         ON      VALUE    ---------------------------   ---------------------------
                        NAME                          EXERCISE  REALIZED  EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----------------------------------------------------  --------  --------  -----------   -------------   -----------   -------------
Bill Fairfield                                           0         0        156,225        293,125       $1,931,183     $730,281
Robert Schultz                                           0         0         29,600         12,000       $  453,440     $ 57,880
Mike Steffan                                             0         0         45,400         12,000       $  724,976     $ 57,880
George DeSola                                            0         0         13,000         12,000       $  226,890     $ 57,880
David Guenthner                                        14,800   $339,397     41,600         12,000       $  632,690     $ 57,880

  (1) Value is common stock closing price of $27.25 per share at 1997 fiscal year end, less the option exercise price, multiplied by the number of shares.

                  EMPLOYMENT, CONSULTING AND OTHER AGREEMENTS

  A consulting agreement between Rick Inatome and Inacomp Computer Centers, Inc., which was assumed by InaCom in connection with the 1991 merger between the Company and Inacomp Computer Centers, Inc., became effective on August 5, 1994. The consulting agreement requires payments to Mr. Inatome for a period of five years beginning with a fee equal to 110% of base salary as of August 5, 1994 and increasing annually by 10% of such base salary during the term thereafter. The Company paid Mr. Inatome $401,250 under the consulting agreement during 1997.

  The Company leases certain office and warehouse space in Troy, Michigan, to an entity controlled by Rick Inatome. The lease commenced February 1, 1995, extends through January 31, 2000, and provides certain renewal options, and a purchase option. The lease requires base rental payments of $10,050 per month with the lessee paying applicable taxes, utilities and insurance.

  The Company entered into change-in-control agreements (the "Agreements") in 1994 with seven of its senior officers, including Messrs. Fairfield, Schultz, DeSola, Steffan and Guenthner. The Agreements provide generally that, if the officer is terminated (excluding a termination on account of death or for cause, but including a termination by the officer for good reason, all as defined in the Agreements) within twelve months following a change-in-control of the Company (as defined in the Agreements), the officer will receive certain severance benefits including (i) payment of a lump sum equal to a multiple (3.0 for Mr. Fairfield, 1.5 for Messrs. Guenthner and Steffan, and 1.0 for the other officers) of the sum of (A) the annual rate of base salary on the date of termination and (B) the average annual incentive bonus received by the officer for the three fiscal years preceding the fiscal year in which the change-in-control occurred, and (ii) certain reasonable legal fees and expenses incurred as a result of termination.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors (the "Committee"). The Committee is composed of nonemployee directors. The Committee's executive compensation policies are designed to provide competitive levels of compensation that integrate pay with the Company's annual and long-term performance goals, reward above-average corporate performance, encourage constant strategic analysis, recognize individual initiative and achievements, and assist the Company in attracting, motivating and retaining qualified executives.

  The Committee believes that the Company's current executive compensation program has been designed and is administered in a manner consistent with these objectives. The Committee also intends that compensation paid under the various programs will generally meet the requirements to be deductible under the Internal Revenue Code's $1 million compensation limit.

  The program consists of three components: base salary, annual incentives, and long-term incentives. The Committee recommended or established the executive compensation within each of these components during 1997. In determining competitive levels of compensation, the Committee obtains and utilizes information from outside compensation consultants and other sources such as executive compensation surveys and comparative analyses of compensation data in proxy statements of others. The Committee also reviews compensation data for those companies included in the Peer Group Index used in the performance graph.

  BASE SALARY. The Committee targets base salary for executives at a level somewhat below the competitive median for the Company's peer competitors, intending that the Company rely to a larger degree on annual incentives and long-term compensation to achieve its compensation goals. For the purpose of establishing these levels, the Committee reviews available compensation information of competitive companies and is periodically advised by independent compensation consultants concerning salary competitiveness.

  The Committee approves all salary changes for the Company's executive officers, and bases individual salary changes on a combination of factors, including the performance of the executive, salary level relative to the competitive market, and the recommendations of the Company's chief executive officer. The Committee did not change the base salary of the Chief Executive Officer during 1997.

  ANNUAL INCENTIVES. The Committee believes that an executive's contribution to the Company's profitability should form the basis for annual incentives, since such results maximize earnings in the best interests of the Company. The Committee also believes that bonuses are a necessary part of the Company's compensation structure since base compensation is maintained at levels below competitive medians.

  The Company's stockholders approved the InaCom Executive Incentive Plan in 1997. This Plan authorizes the Committee to establish annual and long-term incentive programs for executive officers, including programs based on economic value added performance. The Committee continued during 1997 a program for paying short-term cash bonuses based on the Company's annual "economic value added" improvement (the "Program"). The Program defines "economic value added" as net operating profit after tax minus a capital charge based on the Company's cost of equity and debt capital. Bonuses are earned only if the Company's economic value added increases over the prior year, with higher bonus levels paid if the economic value added exceeds targets established by the Committee. If the performance targets are exceeded, two-thirds of the bonus attributable to such excess is payable over the following two years, subject to reduction if the Company's economic value added drops below the prior year's performance.

  The Committee selected thirteen participants for the Program during 1997 and established the portion of the total award allocable to each such participant, the historical economic value added performance for 1996 and the improvement targets for 1997. The allocable share of each participant, including the Chief Executive Officer, was generally based on the relative relationship of each such person's base salary.

  Based on these factors, following a review of the Company's 1997 financial statements, the Committee approved the payment of bonuses totaling $925,645 to the thirteen senior officers based on 1997 results, and payment of previously deferred and contingent bonuses of $2,683,920 with respect to 1995 and 1996 results. The bonus payments for the named executive officers, including the Chief Executive Officer, are reflected in the Summary Compensation Table. Potential bonus payments for 1997 performance aggregating approximately $169,385 were deferred pursuant to the terms of the Program and will be earned and paid if the Company meets certain economic value added levels in 1998 and 1999.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  LONG-TERM INCENTIVES. The Company's long-term incentives for executive officers are provided through restricted stock awards and stock option grants under InaCom's stockholder-approved Stock Plans. The Committee approved the issuance of 49,600 restricted shares to 23 key employees based on 1997 performance goals established under the 1994 Stock Plan. The Chief Executive Officer did not participate in this program, under which a maximum of 2,800 restricted shares was granted to each key employee, with vesting in 20% increments over five years.

  The Committee also provides long-term incentives through annual grants of stock options. Stock options are granted at the prevailing market price of the Company's common stock and therefore have value only if the Company's stock price increases. Option grants generally vest over a period of two to three years, and the executives must be employed by the Company at the time of vesting in order to exercise the options. The size of the option grants is based upon competitive practice and position level, the expected contribution of each member of the executive officer group to the Company's strategic and operational goals, and the Committee's desire to provide the executive officers with an opportunity to build a meaningful stake in the Company with the objective of aligning the executive officers' long-range interests with those of the Company stockholders. Past stock option grants are not considered when determining the number of stock options to grant in a given year.

  The Committee intends to grant options averaging an aggregate of 1% to 1.5% of the Company's outstanding common stock on an annual basis. The Committee approved during 1997 (i) the granting of options for approximately 300,000 shares of the Company's common stock to approximately 3,500 employees in connection with InaCom's tenth anniversary as a public company, as described in the 1997 Proxy Statement, (ii) the granting of options to 124 employees in August and December 1997 for an aggregate of 192,250 shares of the Company's common stock, which options vest in installments over three years, and (iii) the grant of an option to the Chief Executive Officer in August 1997 for 200,000 shares of the Company's common stock, which option vests in equal installments over five years. In approving the grant to the Chief Executive Officer, the Committee noted that the Chief Executive Officer had been instrumental in the Company's growth during the prior two years and had not received any equity incentives since October 1995. The Committee determined that a grant substantial in relation to prior awards should be made with a five-year vesting schedule in order to incent the Chief Executive Officer to remain in the Company's employ and continue to grow the Company's business.

  InaCom Compensation Committee

        W. Grant Gregory, Chairman
        Joseph Auerbach
        Mogens Bay
        Gary Schwendiman

                         STOCK PRICE PERFORMANCE GRAPH

  The following performance graph compares the performance of the Company's common stock to the Total Return Index for the NYSE Stock Market-United States Companies (Broad Market Index) and a Peer Group Index developed by the Company. The Company has selected a different Peer Group Index than what was used in previous years. The new Peer Group Index includes two companies which were previously included in the Company's Peer Group Index (CompuCom Systems, Inc. and MicroAge, Inc.), and three companies which were not previously included in the Company's Peer Group Index (Vanstar Corp., Ingram Micro, Inc., and Tech Data Corp.), and excludes two companies which were previously included in the Peer Group Index (Intelligent Electronics, Inc. and Dataflex Corp.). The Company changed the Peer Group Index in order to more accurately measure the performance of Inacom when compared to the performance of what the Company considers its peers.

  The performance graph shows cumulative, five-year stockholder returns with the returns of the Peer Group weighted according to each such company's stock market capitalization. The graph assumes that the value of the investment in the Company's common stock and each Index was $100 at December 24, 1992 and that any dividends were reinvested.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                              TOTAL RETURN INDEX

                              for NYSE Stock Market
              InaCom Corp            (US Companies)     New Peer Group    Previous Peer Group
1992               $100.0                    $100.0             $100.0                 $100.0
1993                $91.2                    $109.8             $165.4                 $247.5
1994                $49.1                    $110.1             $134.6                 $102.5
1995                $99.1                    $149.2             $150.5                 $119.1
1996               $270.2                    $183.6             $266.1                 $152.7
1997               $191.2                    $232.0             $256.6                 $115.5

          COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT

  Section 16 (a) of the Securities Exchange Act of 1934 requires executive officers and directors to file reports of changes in ownership of InaCom's common stock with the Securities and Exchange Commission. Executive officers and directors are required by SEC regulations to furnish InaCom with copies of all
Section 16 (a) forms they file. Based solely on a review of the copies of such forms furnished to InaCom and written representations from InaCom's executive officers and directors, InaCom believes that all persons subject to these reporting requirements filed the required reports on a timely basis during 1997, except that Rick Inatome filed late one report involving five transactions and Joseph Inatome filed late three reports involving six indirect transactions.

                         INDEPENDENT PUBLIC ACCOUNTANTS

  The firm of KPMG Peat Marwick LLP has been appointed by the Board of Directors to conduct the 1998 audit of the Company's financial statements. The same firm conducted the 1997 audit. The Board of Directors requests stockholder approval of their appointment. A representative from KPMG Peat Marwick LLP will be present at the Stockholders' Meeting and will have the opportunity to make a statement and to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

  Stockholder proposals intended to be presented at the next annual stockholders' meeting must be received by the Company no later than November 20, 1998 in order for such proposals to be considered for inclusion in the Company's proxy statement relating to such meeting.

  The Company's bylaws set forth certain procedures which stockholders must follow in order to nominate a director or present any other business at an annual stockholders' meeting. Generally, a stockholder must give timely notice to the Secretary of the Company. To be timely, such notice must be received by the Company at 10810 Farnam Drive, Omaha, Nebraska, 68154, not less than sixty nor more than ninety days prior to the meeting. The bylaws specify the information which must accompany any such stockholder notice. Details on the provision of the bylaws may be obtained by any stockholder from the Secretary of the Company.

                                 OTHER MATTERS

  The Board of Directors does not know of any matter, other than those described above, that may be presented for action at the annual meeting of stockholders. If any other matter or proposal should be presented and should properly come before the meeting for action, the persons named in the accompanying proxy will vote upon such matter and upon such proposal in accordance with their best judgment.

                                          By Order of the Board of Directors

                                                       [SIGNATURE]
                                          MICHAEL A. STEFFAN,
                                          Secretary
                                          InaCom Corp.